Exhibit 99.5

Execution Version

Amendment No. 2 to Sales Plan

Amendment No. 2, dated March 16, 2015 (this “Amendment No. 2”), to the Sales Plan dated June 16, 2014, as amended on August 28, 2014 (the “Sales Plan”) between BC&B Holdings B.V., a company incorporated under the laws of the Netherlands (“Seller”), and Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as agent for Seller, for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended, for the disposition of a portion of the Seller’s holdings of Class A Shares (including Class A Shares issued upon conversion of the Seller’s holdings of Class B Shares) (the “Stock”) of Yandex N.V. Terms used without definition herein shall have the respective meanings given in the Sales Plan.

A.	Amendments to the Sales Plan.

1. Schedule A to the Sales Plan is hereby amended and replaced in its entirety with Schedule A attached hereto, and from the date hereof references to the “Minimum Sale Price” and “Daily Sale Amount” shall be determined and calculated in accordance with such Schedule A attached hereto.

2. Paragraph B.2 is hereby amended in its entirety to read as follows: “Morgan Stanley is authorized to begin selling Stock pursuant to this Sales Plan on July 17, 2014 (the “Commencement Date”) and shall cease selling Stock on the earliest to occur of (i) the date on which Morgan Stanley is required to suspend or terminate sales pursuant to paragraph C.1 below, (ii) the date on which Morgan Stanley receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency (iii) June 30, 2016 and (iv) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan after the date of this Amendment No. 2 reaches 14,701,048 Class A shares (the “Total Sale Amount”) (such period, the “Plan Period”).

B.	Seller’s Representations and Warranties.

The Seller hereby certifies that the representations and warranties of Seller contained in the Sales Plan are true at and as of the date hereof as if made at and as of such date.

C.	General.

1. Upon execution of this Amendment No. 2, the Sales Plan shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations and duties of the parties thereto shall hereafter be determined and exercised subject in all respects to such modifications and amendments. Except as expressly modified and amended by this Amendment No. 2, the Sales Plan is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

2. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3. This Amendment No. 2 shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Amendment No. 2 as of the date first written above.

BC&B Holdings B.V.

Name:
Title:

Morgan Stanley & Co. LLC

Name:
Title: